HYNES & HOWES INSURANCE COUNSELORS, INC.
                             Statement of Cash Flow
             For the Three Months Ended December 30, 1999 and 1998
                Increase (Decrease) in Cash and Cash Equivalents
                                  (Unaudited)

                                                   Three Months Ended
                                                      December 31,
                                                 1999              1998
Cash Flows from Operating Activities:
  Interest Received                         $  20,856         $  22,698
  Other Income Received                         1,190               146
  Legal, Audit and Management Fees Paid       (12,992)          (11,000)
  Cash Paid to Suppliers for
    Operating Expenses                         (9,525)           (5,729)

  Net Cash Provided
    by Operating Activities                 $    (471)        $   6,115

Cash Flow from Investing Activities:
  Principal Collected on Real Estate
    Contracts                                  43,344            19,170
  Purchase of Real Estate Contracts                 0           (40,931)
  Purchase of Note Receivable                       0            (2,297)
  Buyers Escrow Received                          864             1,183
  Tax Certificates Collected                        0                 0

    Net Cash Provided (Used)
      by Investing Activities               $  43,808         $ (22,875)

Net Increase (Decrease) in Cash
  and Cash Equivalents                      $  43,337         $ (16,700)

Cash & Cash Equivalents at
  Beginning of Period                       $   5,963         $  34,183

Cash and Cash Equivalents at End of Period  $  49,300         $  17,423